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                                  EXHIBIT "99"


Zila Acquires Oxycal Laboratories

PHOENIX, Nov. 10 /PRNewswire/ -- Zila, Inc. (Nasdaq: ZILA - news), international provider of healthcare products for dental/medical professionals and consumers, announced today completion of the acquisition of privately-held
OxycalLaboratories, Incorporated, of Prescott, Arizona.

Oxycal manufactures and markets a patented and enhanced form of vitamin C under the trademark Ester-C(R).

Utilizing a growing network of more than 100 distributors, Oxycal sells Ester-C vitamin products in bulk to manufacturers andprivate labeling companies for use in their own formulations. Products manufactured with Ester-C are sold throughout the U.S.and in 41 countries worldwide. Oxycal requires its customers to display the federally-registered Ester-C logo on theirpackaging. Ester-C, with non-acidic and Body-Ready(R) characteristics, has been the best selling branded vitamin Csupplement in the U.S. health food industry for the last three years.

"Ester-C can be found in various dietary supplement formulations in 95 percent of all health food stores, nearly 80 percent of chain pharmacies, the three largest mass merchandisers and many food stores nationwide," said Oxycal President Nancy Chandler. "But we still have plenty of room to expand market share, here and abroad. Exciting opportunities for Ester-C exist among topical applications (such as skin creams), chewable vitamins, nutrition bars, sport drinks and particularly food fortification," she said. To boost sales and promote new uses of Ester-C, Oxycal is in the early stages of a $2 million brand advertising campaign.

With domestic sales accounting for 77 percent of Oxycal's business, considerable growth is expected in foreign markets. Sales are strong in Hong Kong and marketing recently began in China. The largest direct selling organization in Indonesia is helping to open that important market for Ester-C. Elsewhere, the largest health food chain in the United Kingdom recently began selling Ester-C products. In Norway and Denmark, Ester-C accounts for more than half of health food store vitamin C sales.

Oxycal holds two other patents on the use of vitamin C metabolites and their impact in pharmaceutical products as well as nutritional supplements. The implications and potential benefits of expanding application of Oxycal's technology to prescription and over-the-counter drug formulations are significant and could include: reducing medication dosages, improving drug delivery through better cellular absorption, increasing pharmaceutical performance and decreasing toxic side effects or gastrointestinal discomfort. Licensing and other relationships with pharmaceutical companies may be considered to fully exploit the potential of this technology.
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Zila President Joseph Hines said, "Oxycal will have a very positive impact on
Zila's earnings. For Oxycal's fiscal year 1997 (ended June 30, 1997), net sales were $14,496,000, a 32 percent increase over the prior year. Sales growth has continued into FY 1998, as worldwide market penetration increases. Oxycal's FY 1997 pre-tax profit was $4,032,000, which should increase as sales volume grows and operating efficiencies are realized. Oxycal's management intends to build on this foundation by increasing market share domestically and internationally, improving formulations, expanding the product line, and entering into licensing and royalty arrangements to take advantage of the potential dental, pharmaceutical and veterinary applications for their patented technology."

Ester-C is produced at Oxycal's 23,500 square foot manufacturing and R&D facility in Prescott, Arizona. It is distributed by Inter-Cal Corporation, an Oxycal subsidiary. Oxycal, which has some 50 employees, will remain at its present location, with its present management.

One hundred million Americans spend more than $9 billion a year on vitamins and other dietary supplements, up from $4 billion in 1990. More than half of American households buy vitamin supplements. The Nutrition Business Journal estimates that the domestic market for vitamin C is $925 million, with 5-15 percent annual sales growth since 1990.

Vitamin C speeds the healing of wounds and is essential in the formation of collagen (the body's intercellular cement) and 300 other body processes. Unlike most animals, humans cannot manufacture their own vitamin C; they must replenish their supply regularly.

Zila has grown rapidly during calendar year 1997, with acquisitions of Bio-Dental Technologies Corporation and Cygnus Imaging, Inc. Zila recently acquired Peridex(R), a prescription anti-bacterial oral rinse, from The Procter & Gamble Company. The Oxycal acquisition was financed with assistance from the New York investment banking firm of Jesup and Lamont.
Details of the transaction have not yet been disclosed.

With the Oxycal acquisition, Zila, Inc., has five operating groups. Zila Pharmaceuticals markets prescription and non-prescription oral healthcare products. Cygnus Imaging manufactures and markets CygnaScope(TM) and OralVision(TM) intraoral video camera systems, and CygnusRay(TM) digital x-ray systems. Zila Professional Products Group includes PracticeWorks(R) dental practice management software and Zila Dental Supply, a national dental products distributor, marketing 16,462 items to dental professionals through extensive telemarketing and direct mail, catalog and internet sales. Zila Manufacturing is the world's only producer of pharmaceutical grade toluidine blue, the active ingredient in OraTest(TM), the first oral cancer detection system. Zila is introducing OraTest in markets worldwide. And Oxycal Laboratories manufactures and markets internationally Ester-C(R) vitamins, patented products with non-acidic and Body-Ready(R) characteristics.
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This press release contains forward-looking statements which are based largely on Zila's expectations and are subject to various business risks and uncertainties, some of which are beyond Zila's control. Actual results could differ materially from these forward-looking statements as a result of such risks. There can be no assurances that the forward-looking statements contained herein will in fact transpire or prove to be accurate.

SOURCE: Zila, Inc.